Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES COMPLETION

OF TACK-ON OFFERING OF $900,000,000

OF 6.250% SENIOR SECURED NOTES DUE 2023

FRANKLIN, Tenn. (May 12, 2017) – Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced that its wholly owned subsidiary CHS/Community Health Systems, Inc. (the “Issuer”) has completed its tack-on offering (the “offering”) of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 at an issue price of 101.75% of their aggregate principal amount plus accrued interest from March 16, 2017.

As previously announced, the Company intends to use the net proceeds of the offering to prepay and extinguish the Company’s Term A Facility, to pay related fees and expenses and for general corporate purposes, which may include the repayment of secured debt.

The underwriters in connection with the offering were Credit Suisse Securities (USA) LLC, BofA Merrill Lynch, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, BBVA Securities Inc., Fifth Third Securities, Inc., Morgan Stanley & Co. LLC, and Scotia Capital (USA) Inc. The offering was made only by means of a prospectus and related prospectus supplement, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, these documents may be obtained from Credit Suisse Securities (USA) LLC by directing a request to Credit Suisse Securities (USA) LLC, Document Retention, 11 Madison Avenue, New York, NY 10010, or by calling (800) 221-1037 (toll-free).

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus and prospectus supplement, if applicable, that have been filed with the Securities and Exchange Commission.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 146 hospitals in 21 states with an aggregate of approximately 24,000 licensed beds.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

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CYH Announces Completion of Tack-On Offering

May 12, 2017

Forward-Looking Statements

Statements contained in this press release regarding the proposed transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

or

Ross W. Comeaux, 615-465-7012

Senior Director – Investor Relations

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

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